Exhibit 10.4

May 2, 2014

Dr. Robert Dillman
1200 Polaris Drive
Newport Beach, CA 92660

Dear Dr. Dillman:

We are pleased to provide you with this letter confirming your offer (the “Offer”) of employment with NeoStem Oncology, LLC (“NeoStem Oncology” or the “Company”) a wholly owned subsidiary of NeoStem, Inc., (the “Parent” or “NeoStem”).1 This letter is to confirm the terms of your employment upon acceptance.

1)
The commencement date of your employment with NeoStem Oncology shall be on the day following the Closing (the “Commencement Date”). This Offer is subject in all respects to the Closing having occurred.

2)
You will continue to work at your current location. Your title will be Vice President, Oncology. You shall devote your best efforts and full time and attention to the performance of the services customarily required of such position and to such other duties as may be reasonably requested by management. Following the Commencement Date, your title and reporting structure may be reviewed.

3)
In consideration for your services, you shall receive a base salary at an annual rate of $325,000 (“Base Salary”) which shall be paid in accordance with the Parent’s standard payroll practices. You will be eligible for a bonus based on Company and personal performance in accordance with your current bonus opportunity subject to approval of the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Parent. Your next base salary review will be conducted in accordance with the Parent’s annual review cycle, with any compensation changes effective during the first quarter of 2015.

4)
Your credited service date will be transferred to the Company and your years of service with CSC will be recognized for the purpose of determining benefits under any of the Company’s service based compensation or benefit programs as allowed by law.

5)
Subject to approval of the Compensation Committee, you will receive options (the “Options”) to 45,000 shares of the Parent’s Common Stock under and subject to the terms and conditions of the Parent’s Amended and Restated 2009 Equity Compensation Plan. The Options shall have a per share exercise price equal to the closing price of the Common Stock on the date of grant and shall vest and become exercisable subject to your continued employment, as to 15,000 Options on the one year anniversary of your Commencement Date and as to 15,000 Options on the second year anniversary of your Commencement Date and as to 15,000 Options on the third year anniversary of your Commencement Date.

1.    Pursuant to the terms of a merger agreement dated as of April 11, 2014, Subco I (a newly-formed wholly-owned subsidiary of NeoStem) will be merged (the “Merger”) with and into California Stem Cell, Inc. (‘CSC”) in the first merger, with CSC surviving as a wholly-owned subsidiary of NeoStem. Immediately following, CSC will be merged with and into NeoStem Oncology, LLC. NeoStem Oncology, LLC will be the surviving entity. The closing of the Merger (The “Closing”) is expected to be in May 2014.

6)
In addition to the compensation stated above, you will be entitled to participate in benefits generally available to other employees of the Parent, in accordance with the Parent and its Professional Employer Organization’s (PEO) policies and procedures.

7)
This position is an exempt position for purposes of federal and state wage-hour laws, which means that you will not be receiving any overtime payment for hours worked in excess of 40 hours in a given workweek.

In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither you nor the Company or Parent has entered into a contract regarding the terms or the duration of your employment except as may be set forth herein. However, you hereby agree that should you desire to terminate your employment with the Company you will provide it with no less than thirty (30) days’ prior written notice. You also agree that prior to the Commencement Date you will execute and be bound by the Parent’s various policies, including but not limited to its Employee Confidentiality and Invention Assignment Agreement, Statement of Policy on Insider Trading and Policy Regarding Special Trading Procedures.

This Offer is further to subject to your successful completion of a mandatory substance abuse test and background check.

Please indicate your acceptance of this offer by signing and returning this letter to:

David Schloss
NeoStem, Inc.
420 Lexington Avenue, Suite 350
New York, NY 10170

We look forward to your joining the NeoStem family and are confident that you will enjoy a smooth transition and play a key role in our development. If you have any questions, please don’t hesitate to reach out to me directly at 646-606-2192.

Best regards,

/s/ David Schloss
David Schloss
Vice President, Human Resources
NeoStem, Inc.

Accepted and Agreed:

/s/ Robert Dillman
Dr. Robert Dillman

Date: May 5, 2014